Exhibit 99.1

Worthington Reports Third Quarter Results

    COLUMBUS, Ohio--(BUSINESS WIRE)--March 22, 2006--Worthington Industries, Inc. (NYSE:WOR) today reported results for the three and nine-month periods ended February 28, 2006.
    Net sales for the third quarter of fiscal 2006 were $681.5 million, a decrease of 9% from last year's record $747.4 million. Third quarter net earnings were $19.2 million and earnings per diluted share were $0.21, compared to the record $33.1 million, or $0.37 per diluted share, of the same period last year. Results for the third quarter of fiscal 2006 included adjustments related to prior periods which negatively impacted net earnings and earnings per share by $3.2 million, or $0.04 per diluted share, respectively (see Adjustments below).
    For the nine-month period, net sales of $2,075.2 million were 8% below $2,261.9 million last year. Net earnings were $86.6 million and earnings per diluted share were $0.97, compared to $138.6 million and $1.57, respectively, for the same period last year.
    "Our third quarter started with a much slower than anticipated December for our steel processing and metal framing segments, and although there was improvement in January and a stronger February, the results for the quarter remained short of our goal," stated John P. McConnell, Chairman and CEO. He added, "We were pleased by the good results in our pressure cylinder segment and, looking ahead, we're off to a good fourth quarter."

    Segment Results

    In the Steel Processing segment, quarterly net sales of $351.9 million were 15%, or $62.7 million lower than $414.6 million in the comparable quarter of fiscal 2005. The decrease in net sales was the result of lower selling prices (down 14%) as volumes were flat. Operating income declined from the year ago period as spreads between selling prices and material costs fell from near record levels and manufacturing expenses (such as freight, zinc and natural gas) increased. A weak December depressed results for what is a seasonally slow quarter.
    In the Metal Framing segment, net sales of $179.7 million were 7%, or $14.0 million lower than $193.7 million in the comparable quarter of fiscal 2005. Higher volumes (6%) partially offset the effect of lower pricing (down 13%) as market pricing decreased from the elevated levels of last year. A narrower spread between selling prices and material costs was primarily responsible for the decline in operating income from last year. Higher freight costs also negatively impacted both material costs and manufacturing expenses.
    In the Pressure Cylinders segment, net sales decreased 2%, or $1.7 million, to $110.6 million from $112.3 million in the comparable quarter of fiscal 2005. The strengthened U.S. dollar vs. the euro negatively impacted reported U.S. dollar sales of the European operations by $2.8 million. While unit volumes were down 6% due to decreased sales of 14.1 oz. disposable cylinders, average selling prices increased 5%. Operating income was comparable to the year ago period and better than historical norms for this seasonally slow quarter.

    Joint Venture Results

    Worthington's six unconsolidated joint ventures contributed $8.2 million in equity income, down 45% or $6.6 million from $14.8 million in the year ago quarter. An unfavorable $6.1 million income tax adjustment at Acerex, a Mexican steel processing venture, offset record performance at the largest of the joint ventures, Worthington Armstrong Venture (WAVE), which manufactures ceiling grid for the commercial and residential construction markets.

    Other

    Adjustments

    Operating results for the three months ended February 28, 2006, include the net impact of three adjustments related to the accrual of expenses in prior periods. The impact of these adjustments reduces current quarter net earnings by $3.2 million, or $0.04 per share.
    Had these adjustments been recorded in prior periods, estimated earnings in fiscal 2006 would increase by $0.01 per share and earnings in fiscal 2005 would have decreased by $0.01 per share. A description of the issues and the impact of the adjustments in the current quarter are as follows:

    -- Under-accrual of income taxes over the last five years at the Acerex joint venture in Mexico resulted in a $6.1 million decrease to equity income in the current quarter.

    -- Under-accrual of consulting expenses during the previous five quarters resulted in a $4.0 million increase to selling, general and administrative expenses in the current quarter.

    -- Over-accrual in the consolidated income tax provision over the last nine years relating to the foreign earnings of the WAVE joint venture resulted in a $3.2 million reduction to income tax expense in the current quarter.

    The combined impact of these adjustments is not material to previously reported earnings for any prior fiscal year, estimated income for fiscal 2006 or to the trend of earnings.

    Dividend declared

    On February 23, 2006, the board of directors declared a quarterly cash dividend of $0.17 per share payable March 29, 2006, to shareholders of record March 15, 2006. This will be the 153rd consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

    Conference Call

    Worthington will review its third quarter results during its quarterly conference call today, March 22, 2006, at 1:30 p.m. Eastern Standard Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 7,500 people and operates 64 facilities in 10 countries.
    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation. Worthington Industries is listed as one of America's Most Admired Companies and one of the 100 Best Companies to Work For in America by Fortune magazine.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; new products and markets; expectations for the economy and markets; and other non-historical matters constitute "forward looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the ability to realize cost savings and operational efficiencies on a timely basis; the ability to integrate newly acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on customers, markets, facilities and shipping operations; changes in customer inventories, spending patterns and supplier choices; risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.


                     WORTHINGTON INDUSTRIES, INC.
                         EARNINGS HIGHLIGHTS
                             (Unaudited)
                   (In Thousands, Except Per Share)

                          Three Months Ended      Nine Months Ended
                            February 28,            February 28,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Net sales                $681,548    $747,414  $2,075,211  $2,261,922
Cost of goods sold        602,646     638,262   1,817,549   1,868,608
                       ----------- ----------- ----------- -----------
    Gross margin           78,902     109,152     257,662     393,314

Selling, general &
 administrative
 expense                   53,345      54,160     154,899     175,121
Impairment charges and
 other                          -           -           -       5,608
                       ----------- ----------- ----------- -----------

    Operating income       25,557      54,992     102,763     212,585

Other income
 (expense):
  Miscellaneous income
   (expense)                 (255)       (812)        (60)     (7,144)
  Interest expense         (6,875)     (6,749)    (20,157)    (18,123)
  Equity in net income
   of unconsolidated
   affiliates               8,178      14,772      35,565      39,808
                       ----------- ----------- ----------- -----------
    Earnings before
     income taxes          26,605      62,203     118,111     227,126
Income tax expense          7,448      29,081      31,519      88,522
                       ----------- ----------- ----------- -----------

    Net earnings          $19,157     $33,122     $86,592    $138,604
                       =========== =========== =========== ===========


Average common shares
 outstanding - diluted     89,152      88,698      88,870      88,492
                       ----------- ----------- ----------- -----------

    Earnings per share
     - diluted              $0.21       $0.37       $0.97       $1.57
                       =========== =========== =========== ===========


Common shares
 outstanding at end of
 period                    88,523      87,865      88,523      87,865

Cash dividends
 declared per common
 share                      $0.17       $0.17       $0.51       $0.49


                     WORTHINGTON INDUSTRIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                      (Unaudited, In Thousands)

                                             February 28,   May 31,
                                                 2006         2005
                                             ------------ ------------
                                ASSETS

Current assets
 Cash and cash equivalents                       $71,370      $57,249
 Short-term investments                           42,071            -
 Receivables, net                                363,900      404,506
 Inventories                                     445,639      425,723
 Deferred income taxes                            19,289       19,490
 Other current assets                             54,846       31,365
                                             ------------ ------------

   Total current assets                          997,115      938,333

Investments in unconsolidated affiliates         142,995      136,856
Goodwill                                         176,298      168,267
Other assets                                      43,765       33,593
Property, plant and equipment, net               549,061      552,956
                                             ------------ ------------

   Total assets                               $1,909,234   $1,830,005
                                             ============ ============


                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
 Accounts payable                               $321,047     $280,181
 Current maturities of long-term debt            142,409      143,432
 Other current liabilities                       105,622      121,830
                                             ------------ ------------

   Total current liabilities                     569,078      545,443

Other liabilities                                100,893       99,264
Long-term debt                                   245,000      245,000
Deferred income taxes                            117,500      119,462

Shareholders' equity                             876,763      820,836
                                             ------------ ------------

   Total liabilities and shareholders' equity $1,909,234   $1,830,005
                                             ============ ============


                     WORTHINGTON INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, In Thousands)

                                Three Months Ended  Nine Months Ended
                                  February 28,        February 28,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Operating activities
  Net earnings                  $19,157   $33,122   $86,592  $138,604
  Adjustments to reconcile net
   earnings to net cash
   provided (used) by
   operating activities:
      Depreciation and
       amortization              14,024    14,072    44,133    42,579
      Impairment charges and
       other                          -         -         -     5,608
      Other adjustments           1,340     6,469    (7,811)  (28,621)
      Changes in assets and
       liabilities:
        Accounts receivable     (13,427)  (98,872)   46,487   (45,051)
        Inventories             (56,289)  (14,526)  (20,070) (113,653)
        Accounts payable          6,779    13,626    39,857       900
        Other changes           (15,543)  (17,813)  (27,272)  (33,644)
                               --------- --------- --------- ---------
      Net cash provided (used)
       by operating activities  (43,959)  (63,922)  161,916   (33,278)

Investing activities
  Investment in property,
   plant and equipment, net     (18,088)  (11,548)  (43,101)  (30,879)
  Investment in aircraft        (16,250)        -   (16,250)        -
  Acquisitions, net of cash
   acquired                          (6)      (81)   (6,776)  (64,970)
  Investment in unconsolidated
   affiliate                          -         -         -    (1,500)
  Proceeds from sale of assets      272       172     3,054    83,976
  Purchases of short-term
   investments                 (200,492)  (72,875) (443,745)  (72,875)
  Sales of short-term
   investments                  253,675    63,475   401,674    63,475
                               --------- --------- --------- ---------
      Net cash provided (used)
       by investing activities   19,111   (20,857) (105,144)  (22,773)

Financing activities
  Proceeds from long-term debt        -    99,480         -    99,480
  Principal payments on
   long-term debt                  (521)     (542)   (1,011)   (2,560)
  Dividends paid                (15,012)  (14,052)  (44,932)  (41,953)
  Other                           3,029    (5,113)    3,292     5,244
                               --------- --------- --------- ---------
      Net cash provided (used)
       by financing activities  (12,504)   79,773   (42,651)   60,211
                               --------- --------- --------- ---------

Increase (decrease) in cash
 and cash equivalents           (37,352)   (5,006)   14,121     4,160
Cash and cash equivalents at
 beginning of period            108,722    11,143    57,249     1,977
                               --------- --------- --------- ---------

Cash and cash equivalents at
 end of period                  $71,370    $6,137   $71,370    $6,137
                               ========= ========= ========= =========


                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                      (Unaudited, In Thousands)

This supplemental information is provided to assist in the analysis of the results of operations. As required by the changes in our reporting segments during the second quarter of fiscal 2006, we have restated the year-to-date information for fiscal 2006 and all the information for fiscal 2005 to conform with the current reporting of our segment information. For comparative purposes, we have also presented the previously reported information for fiscal 2005 under the heading "As Reported".


                                          Three Months Ended
                                             February 28,
                                --------------------------------------
                                                       2005
                                             -------------------------
                                    2006       Restated   As Reported
                                ------------ ------------ ------------
Volume:
  Steel Processing (tons)               863          870          875
  Metal Framing (tons)                  163          153          153
  Pressure Cylinders (units) (1)     10,679       11,404       11,404

Net sales:
  Steel Processing                 $351,933     $414,557     $435,704
  Metal Framing                     179,659      193,673      194,610
  Pressure Cylinders                110,629      112,347      112,347
  Other                              39,327       26,837        4,753
                                ------------ ------------ ------------
     Total Net Sales               $681,548     $747,414     $747,414
                                ============ ============ ============

Material cost:
  Steel Processing                 $269,853     $308,649     $318,172
  Metal Framing                     113,762      122,579      123,082
  Pressure Cylinders                 51,853       53,847       53,847

Operating income:
  Steel Processing (2)              $10,621      $31,207      $30,912
  Metal Framing                       5,768       14,951       14,088
  Pressure Cylinders                  9,881       10,450       10,450
  Other                                (713)      (1,616)        (458)
                                ------------ ------------ ------------
     Total Operating Income         $25,557      $54,992      $54,992
                                ============ ============ ============


                                           Nine Months Ended
                                             February 28,
                                --------------------------------------
                                                       2005
                                             -------------------------
                                    2006       Restated   As Reported
                                ------------ ------------ ------------
Volume:
  Steel Processing (tons)             2,618        2,733        2,750
  Metal Framing (tons)                  518          477          477
  Pressure Cylinders (units) (1)     36,229       23,582       23,582

Net sales:
  Steel Processing               $1,068,018   $1,280,847   $1,344,362
  Metal Framing                     577,178      621,746      624,773
  Pressure Cylinders                324,145      280,055      280,055
  Other                             105,870       79,274       12,732
                                ------------ ------------ ------------
     Total Net Sales             $2,075,211   $2,261,922   $2,261,922
                                ============ ============ ============

Material cost:
  Steel Processing                 $811,249     $928,219     $955,822
  Metal Framing                     370,558      350,489      351,567
  Pressure Cylinders                157,172      131,385      131,385

Operating income:
  Steel Processing (2)              $43,647     $101,762     $101,316
  Metal Framing                      30,020       95,160       90,808
  Pressure Cylinders                 29,049       22,467       22,467
  Other                                  47       (6,804)      (2,006)
                                ------------ ------------ ------------
     Total Operating Income        $102,763     $212,585     $212,585
                                ============ ============ ============


----------------------------------------------------------------------

(1) The propane and specialty cylinder assets acquired from Western Industries effective September 17, 2004, contributed 7,116 and 7,519 units for the three months ended February 28, 2006 and 2005, respectively. On a year-to-date basis, as of February 28, 2006 and 2005, these assets contributed 26,102 and 13,536 units, respectively.

(2) The $5,608 "impairment charge and other" recorded in the first quarter of fiscal 2005 relates to the sale of the Decatur facility and is included in Steel Processing's segment operating income above.


    CONTACT: Worthington Industries, Inc.
             Cathy M. Lyttle, 614-438-3077
             cmlyttle@worthingtonindustries.com
             or
             Allison M. Sanders, 614-840-3133
             asanders@worthingtonindustries.com